Herbert K. Zearfoss
                                 Attorney at Law
                                532 Candace Lane
                          Villanova, Pennsylvania 19085


                                 April 27, 2001


Teleflex Incorporated
Suite 450
630 West Germantown Pike
Plymouth Meeting, PA

                  Teleflex Incorporated 1990 Stock Compensation Plan Form S-8 Registration Statement

Gentlemen:

     I have acted as counsel to Teleflex Incorporated, a Delaware corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended, of 1,698,000 shares of common stock, par value $1 per share, of the Company (the "Shares"), which Shares are to be issued under the Teleflex Incorporated 1990 Stock Compensation Plan (the "Plan").

     I have examined such corporate records and documents, statements of officers of the Company, and such other matters, as I have considered appropriate to enable me to give this opinion. Based upon the foregoing, I am of the opinion that:

     1. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware; and

     2. The Shares to be issued in accordance with the terms of the Plan have been duly authorized by the Company for issuance under the Plan and, when issued in accordance with such authority, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                         Very truly yours,

                                                         /s/ Herbert K. Zearfoss

                                                         Herbert K. Zearfoss
HKZ:hs



                                  Exhibit 5(a)

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